Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) of our report dated March 28, 2018, relating to the consolidated financial statements of Tengasco, Inc., which report appears in the Form 10-K of Tengasco, Inc. for the year ended December 31, 2017.

/s/ Moss Adams LLP

September 20, 2018
Denver, Colorado